Exhibit 10.52
BUNGE ANNUAL INCENTIVE PLAN
(As Amended Effective January 1, 2026)
SECTION 1.    ESTABLISHMENT AND PURPOSE
1.1 Establishment of the Plan. Bunge Global SA, a company incorporated under the laws of Switzerland (the “Company”), hereby establishes an annual incentive compensation plan to be known as the Bunge Annual Incentive Plan (the “Plan”). The Plan permits the awarding of annual cash incentives to Employees (as defined below), based on the achievement of performance goals established by the Board of Directors of the Company (the “Board”) or by the Committee (as defined below).
The Plan was effective as of January 1, 2011, after shareholder approval at the Company’s Annual General Meeting in 2010. The Plan, as amended, is effective as of January 1, 2026. The Plan shall remain in effect until terminated by the Board or Committee in accordance with Section 9.
1.2 Purpose. The purposes of the Plan are to (i) recognize interdependencies of Bunge’s businesses and drive global alignment to the strategic model, (ii) provide focus on individual line of sight contribution to overall success, (iii) align compensation to Bunge’s business performance and the achievement of strategic objectives and (iv) attract and retain talent at Bunge.

The purposes of the Plan shall be carried out by payment to Participants (as defined below) of annual incentive cash awards, subject to the terms and conditions of the Plan.
SECTION 2.    DEFINITIONS
As used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided).
“Award Opportunity” means the various levels of incentive awards which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1.
“Base Salary” shall mean the regular annual rate of pay as in effect on the last day of the relevant Plan Year. Overtime, commissions, fixed and variable allowances, bonuses, incentive pay, shift differentials, location premiums, expense reimbursements, relocation payments, other variable pay, and similar one-time or unusual payments, and amounts paid or contributed to the pension, welfare and other employee benefit and fringe benefit plans maintained shall not be taken into account. The Committee shall determine, in its sole discretion, Base Salary.
“Board” has the meaning set forth in Section 1.1.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance promulgated thereunder.
“Committee” means the Human Resources and Compensation Committee of the Board, or its delegate.
“Company” has the meaning set forth in Section 1.1.
“Disability” means a long-term disability, as defined under Bunge’s long-term disability insurance plan or such other plan, program, policy, arrangement or statute, as applicable to the Participant, as the Committee, in its sole discretion, may determine.
“Employee” means an individual classified by the Company or a Subsidiary, in its sole discretion, as a regular salaried employee of the Company or a Subsidiary, regardless of any contrary determination or reclassification by any governmental authority, court, or other third party.

“Final Award” means the actual award earned during a Plan Year by a Participant, as determined by the Committee under the Plan.
“Financial” shall mean the corporate financial performance of the Company and its Subsidiaries.
“Non-financial” shall mean the non-financial performance of the Company or a specified segment of the Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, function, Subsidiary, division or other such segmentation.
“Participant” means an Employee who is participating in the Plan pursuant to Section 4. A Participant shall not be allowed to participate in any other short-term incentive plan, program, policy or arrangement unless otherwise approved by the Committee.
“Plan Year” means the calendar year, commencing on January 1st and ending on December 31st.
“Retirement” means a termination of employment with the Company or a Subsidiary, as applicable, after attaining (i) age 65 or (ii) age 55 with ten (10) years of completed service with the Company or a Subsidiary employing the Participant.
“Section 409A” means Section 409A of the Code.
“Subsidiary” means any company or corporation in which the Company beneficially owns, directly or indirectly, 50% or more of the securities entitled to vote in the election of the directors of the corporation.
“Target Incentive Award” means the award to be paid to a Participant when performance measures are achieved, as established by the Committee.
SECTION 3.    ADMINISTRATION
3.1 Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have the power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, including adopting and enforcing rules to decide procedural and administrative issues.
Subject to the limitations set forth in the Plan, the Committee shall have full authority to: (i) designate the Employees who shall participate in the Plan, (ii) establish Award Opportunities in such forms and subject to such conditions and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such Award Opportunities as it shall deem appropriate, (iv) determine whether any payment under the Plan shall be mandatorily or may be voluntarily deferred by a Participant, (v) interpret, administer and construe the Plan and adopt, amend, and rescind administrative guidelines, procedures, policies and other rules and regulations relating to the Plan, (vi) make any and all factual and legal determinations in connection with the administration and interpretation of the Plan, the Award Opportunities and any documents related to the Award Opportunities, (vii) correct any defect or omission or reconcile any inconsistency in the Plan, the Award Opportunities and any documents related to the Award Opportunities, and (viii) make all other necessary or advisable determinations and take all other actions necessary or advisable for the implementation and administration of the Plan, the Award Opportunities and any documents related to the Award Opportunities. The Committee’s determinations on matters within its authority shall be final, binding and conclusive upon all parties. Any action taken or determination made by the Committee may be applicable to all Participants, solely to a class of Participants or solely a single Participant and, subject to applicable law, need not be uniform among Participants.
3.2 Limitation of Liability. The Committee shall be entitled to rely in good faith upon any report or other information furnished to it by any officer or employee of the Company or from the financial, accounting, legal or other advisers of the Company. Each member of the Committee, each individual designated by the Committee to administer the Plan and each other person acting at the direction of, or on behalf of, the Committee shall not be liable for any determination or anything done or omitted to be done in good faith by him or by any other member of the Committee or any other such individual in connection with the Plan, except for his own willful misconduct or as expressly provided by statute, and to the extent permitted by law and the bye-laws of the Company, shall be fully indemnified and held harmless by the Company with respect to such determination, act or omission.

3.3 Construction. Any determinations, approvals or actions that are performed or taken by the Committee, the Board or the Company in connection with the Plan shall be deemed to be performed in the sole discretion of such person or entity.
SECTION 4.    ELIGIBILITY AND PARTICIPATION
4.1 Eligibility. Subject to the terms of the Plan, Employees shall be eligible to participate in the Plan based upon job level or grade, job title or position as approved by the Committee from time to time.
4.2 Participation. Participation shall be limited to those Employees who are designated as eligible in accordance with Section 4.1. Participants shall be notified of the applicable performance goals and related Award Opportunities for the relevant Plan Year.
4.3 Partial Plan Year Participation. In the event that an Employee becomes eligible to participate in the Plan subsequent to the commencement of a Plan Year, then such Employee’s Final Award shall be prorated based on the Employee’s participation date in the Plan. Eligible Employees must be hired on or before December 31st to receive a pro-rated Final Award. In instances where local law or collective bargaining arrangements may require different treatment, that treatment shall prevail.
4.4 No Right to Participate. No Participant or other Employee shall at any time have a right to participate in the Plan for any Plan Year, despite having participated in the Plan during a prior Plan Year or having received payment from the Plan during a prior Plan Year. All decisions regarding future participation in the Plan, if any, shall be at the discretion of the Committee.
SECTION 5.    AWARD DETERMINATION
5.1 Performance Goals. Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish in writing the performance goals for that Plan Year.
    Performance goals shall have any reasonable definitions that the Committee may specify and may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, segment, product line, function or business unit or any combination of the foregoing and may be measured on an absolute or cumulative basis, an annualized or compound annual basis, or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, segment, product line, function or business unit or any combination of the foregoing) or measured relative to selected peer companies or a market or other index. After the performance goals are established, the Committee shall align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement of the performance goals at the end of the Plan Year shall determine the amount of the Final Award. The Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.
The performance period with respect to which awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.
5.2 Award Opportunities. Award Opportunity for each Participant are established based upon job title, job level or job grade, or position of each Participant and market practices. In the event a Participant changes job title, job level or job grade, or position during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job title, job level or job grade, position during the Plan Year.
5.3 Adjustment of Performance Goals. The Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) applicable to a Plan Year, as it deems necessary or appropriate to fulfill the intent and purpose of the Plan. Further, in the event of a Plan Year of less than twelve months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly, at its sole discretion.
5.4 Final Award Determinations. At the end of each Plan Year, Final Awards shall be determined for each Participant by the Committee. Each Final Award shall be based upon the (i) Participant’s Target Incentive Award percentage, multiplied by his Base Salary and (ii) satisfaction of Financial, Non-financial and individual performance goals (if applicable). Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the Financial, Non-financial and individual performance goals.
5.5 Limitations. The amount payable to a Participant for any Plan Year shall not exceed $8,000,000.
SECTION 6.    PAYMENT OF FINAL AWARDS
6.1 Form and Timing of Payment. As soon as practicable after the end of each Plan Year, the Committee shall certify in writing the extent to which the Company and each Participant has achieved the performance goals for such Plan Year, including the specific target objective(s) and the satisfaction of any other material terms of the awards, and the Committee shall determine the amount of each Participant’s Final Award for the relevant period. Generally, Final Award payments shall be payable to the Participant, or to his estate in the case of death, in a single lump-sum cash payment, on or between January 1 and March 15 after the end of each Plan Year, after the Committee, in its sole discretion, has determined that the specified performance goals were achieved.
6.2 Payment of Partial Awards. In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, determine and pay a partial award for the portion of the Plan Year that an Employee was a Participant in a manner consistent with Section 6.1.
6.3 Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company or of any Subsidiary. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
SECTION 7.    TERMINATION OF EMPLOYMENT
7.1 Termination of Employment Due to Death, Disability, Retirement or Transfer to a Business Unit not Included in the Plan. In the event a Participant’s employment is terminated by reason of death, Disability or Retirement or the Participant is transferred to another business unit of the Company that does not participate in the Plan, the Final Award determined in accordance with Section 5.4 herein shall be reduced to reflect participation prior to such termination or transfer only. The reduced award shall be based upon the amount of Base Salary earned during the Plan Year prior to termination of employment or transfer of employment to a business unit that does not participate in the Plan. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date the Committee determines, in its sole discretion, that the requirements of Disability have been satisfied.
The Final Award thus determined shall be payable at the same time as Final Awards are payable to other Employees in a manner consistent with Section 6.1.
7.2 Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated for any reason other than death, Disability or Retirement (as determined by the Committee, in its sole discretion), all of the Participant’s rights to a Final Award for the Plan Year then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a partial award for the portion of that Plan Year that the Participant was employed by the Company, in a manner consistent with Section 6.1. Unless otherwise required by applicable law, a Participant who voluntarily or involuntarily terminates employment between the last business day of the Plan Year and the payment date (March 15 or the closest business day prior to March 15) shall not receive a Final Award. Terminations for cause will not receive a Final Award regardless of the termination date.
SECTION 8.    RIGHTS OF PARTICIPANTS
8.1 Employment, Claims to Awards. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

8.2 Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.
SECTION 9.    AMENDMENT AND MODIFICATION
The Board or the Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder which he or she has already earned and is otherwise entitled, except where such modification, amendment, suspension or termination is necessary to comply with applicable law, including without limitation, any modifications or amendments made pursuant to Section 409A.
SECTION 10.    MISCELLANEOUS
10.1 Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of Missouri.
10.2 Withholding Taxes. The Company and its Subsidiaries shall have the right to deduct from all payments under the Plan any federal, state, local and/or foreign income, employment or other applicable payroll taxes required by law to be withheld with respect to such payments.
10.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall be deemed gender-neutral (i.e., inclusive of all genders, gender identities or expressions of gender), the plural shall include the singular, and the singular shall include the plural.
10.4 Recoupment of Awards.
(a)Notwithstanding anything in the Plan to the contrary, Final Awards shall be subject to the Company’s Executive Compensation Recoupment Policy, to the extent applicable, and any other applicable clawback, recoupment or other similar policy that the Board or Committee may adopt at any time (each, a “Policy”), notwithstanding any provision of an employment agreement or other agreement to the contrary. Final Awards shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of such Policy. To the extent that the terms of this Plan and such Policy conflict, the terms of such Policy shall prevail.
(b)By accepting an Award Opportunity, a Participant: (i) agrees to be bound by the terms and conditions of any confidentiality, nonsolicitation, noncompetition or invention assignment provisions applicable to the Participant, (ii) acknowledges and agrees that the Company would have not granted an Award Opportunity in the absence of such terms and conditions, (iii) represents and warrants that the Participant will remain in full compliance with such terms and conditions, (iv) agrees to make or cause to be made any payments required pursuant to a Policy, (v) agrees that the Company may deduct from, and set-off against, any amounts owed to the Participant by the Company or any Subsidiary (including, without limitation, amounts owed as wages, bonuses, severance, or other fringe benefits) to the extent of the amount owed by the Participant to the Company pursuant to a Policy and (vi) agrees and consents to the Company’s application, implementation and enforcement of  (A) any Policy established by the Company that may apply to the Participant and (B) any provisions of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company and the Committee or Board may take such actions as are necessary to effectuate any Policy or applicable law without further consent or action being required by the Participant.
(c)The Company shall provide a Participant with a reasonable period of time following the date of such Participant’s receipt of an Award Opportunity to refuse acceptance of such Award Opportunity if the Participant disagrees with any of the terms and conditions of this Section 10.4. If a Participant refuses acceptance of the Award Opportunity, the Award Opportunity will be immediately forfeited and the Participant will have no further rights with respect to such Award Opportunity.
10.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
10.6 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

10.7 Successors. All obligations of the Company and its Subsidiaries under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, amalgamation, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
10.8 Unfunded Status. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
10.9 Compliance with Section 409A. Notwithstanding any provision in the Plan to the contrary, if any Final Award is considered to be a “deferral of compensation” as defined in Section 409A and any provision of the Plan contravenes Section 409A or would cause any person to be subject to additional taxes, interest and/or penalties under Section 409A, the Committee may, without notice or consent of any Participant, modify such provision to the extent necessary or desirable to ensure the Plan continues to be exempt from the requirement of Section 409A. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a Final Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.